EXHIBIT 10.(viii)

Exhibit 10.(viii)   Employment Agreement Between the Company and Rich Nutter
                      Dated May 6, 1998.





May 6, 1998

Rich Nutter
1213 N. Front Street
Russell, KS  67665

Dear Rich:

On behalf of Shareholders and Directors of Southern Ventures, Inc. (the Company), I would like to offer you the position of Vice President of Manufacturing. The compensation offered to you for these duties is an annual salary of $55,000. This initial salary will be based on the project in Thunder Bay (3 weeks on and on week off). We will revise the salary after the project is completed as discussed. Also, since this position will require a great deal of travel, a car allowance of $350 per month will be paid. The benefits for this position will be implemented through Southern Ventures, Inc. U.S. and are currently under consideration by corporate management

As Vice President of Manufacturing, it is expected that you will be involved in the day-to-day operations of Southern Ventures manufacturing facilities. You would provide leadership and support to all the facilities; participate as a member of the management team of the "Company" in the development and implementation of new projects and seek to maximize corporate profitability through innovative efforts. You will be expected to contribute suggestions to the Vice President of Southern Ventures, Inc. in providing corporate goals and directives.

If everything in this offer is acceptable, please sign the bottom of this offer and fax back to me at (807) 622-6847. If you have any questions, please call me at (807) 622-6747.

Sincerely,


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Dennis H. Saunders,
Vice President,
Southern Ventures, Inc.


Acceptance of Offer


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Donald C. Swanson                       Date